(a)(8)

ING MONEY MARKET PORTFOLIO

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

DECLARATION OF TRUST AND REDESIGNATION OF SERIES

Effective: May 1, 2014

The undersigned, being a majority of the Trustees of ING Money Market Portfolio, a Massachusetts business trust (the “Trust”), acting pursuant to the Amended and Restated Declaration of Trust, dated May 1, 2002, as amended (the “Declaration of Trust”), including Article XI, Section 11.3 of the Trust’s Declaration of Trust, hereby amend the Declaration of Trust to change the name of the Trust set forth in Section 1.1 as follows:

1.	Section 1.1 of the Declaration of Trust, executed on May 1, 2002, as amended, is hereby amended to read in its entirety as follows:

“Section 1.1. Name. The name of the trust created hereby shall be “Voya Money Market Portfolio”, and so far as may be practicable the Trustees shall conduct the activities of the Trust, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust.”

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Amended and Restated Declaration of Trust and Redesignation of Series.

Dated:     April 10     ,     2014

/s/ Colleen D. Baldwin	/s/ Russell H. Jones
Colleen D. Baldwin, as Trustee	Russell H. Jones, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Dr. Albert E. DePrince, Jr.	/s/ Joseph E. Obermeyer
Dr. Albert E. DePrince, Jr., as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ J. Michael Earley	/s/ Roger B. Vincent
J. Michael Earley, as Trustee	Roger B. Vincent, as Trustee